Exhibit 99.1

Contacts:	The DIRECTV Group	SkyTerra Communications
	Bob Marsocci	Rob Lewis
	(310) 726-4656	(212) 730-7540

SkyTerra Communications to Acquire

50 Percent of Hughes Network Systems from The DIRECTV Group

EL SEGUNDO, CA and NEW YORK, NY, December 6, 2004 – The DIRECTV Group, Inc. (NYSE: DTV) and SkyTerra Communications, Inc. (SKYT.OB; OTC), an affiliate of Apollo Management, L.P., a New York-based private equity firm, today announced an agreement in which SkyTerra will acquire 50 percent of a new entity that will contain the assets of Hughes Network Systems (HNS) in a transaction that values HNS at approximately $360 million. HNS, which is based in Germantown, Md., is a wholly-owned subsidiary of The DIRECTV Group.

After two separate divestitures completed earlier this year, HNS is primarily focused on providing broadband satellite networks and services to enterprises via its core enterprise Very Small Aperture Terminal (VSAT) business. HNS’ other businesses include Consumer DIRECWAY, Mobile Satellite and Carrier Networks, as well as the portion of the Spaceway satellite platform that is under development and that will not be used in DIRECTV’s direct-to-home satellite video broadcasting business.

Substantially all of HNS’ assets and liabilities will be contributed to a new limited liability company and, upon closing, 50 percent of the ownership of the new company will be purchased by SkyTerra. The DIRECTV Group will receive approximately $251 million in cash at closing, subject to certain adjustments, and 300,000 shares of SkyTerra common stock, and will retain a 50 percent interest in the new company. The cash proceeds received by The DIRECTV Group have been reduced by an agreed-upon amount necessary to complete the new company’s planned construction of Spaceway 3. To finance a portion of the transaction, the new

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DIRECTV Group/SkyTerra Communications

company has received definitive commitments for approximately $375 million of debt financing which includes a $75 million revolving line of credit. This debt will not be guaranteed by either SkyTerra or The DIRECTV Group. SkyTerra will acquire its interest in the new company for $50 million in cash and the 300,000 shares of its common stock.

The transaction does not include rights to the first two satellites designed for the Spaceway program, Spaceway 1 and 2, which have been redeployed to support DIRECTV’s direct-to-home satellite broadcasting business and are scheduled for launch next year. However, the transaction does include rights related to the third Spaceway satellite which is currently under construction, as well as rights to a contemplated fourth Spaceway satellite and certain ground equipment and related intellectual property.

“This transaction provides the best alternative for The DIRECTV Group to realize value for these assets while permitting us and our shareholders to participate in the potential increase in value of the joint venture with SkyTerra and Apollo,” said Chase Carey, president and CEO of The DIRECTV Group.

“We will be acquiring 50 percent of a leading satellite network services provider and gaining a world-class partner in DIRECTV,” stated Jeffrey A. Leddy, SkyTerra’s president and chief executive officer. “We believe the Spaceway 3 satellite will be uniquely positioned to capitalize on continuing growth in enterprise and consumer broadband applications.”

“We are excited by the opportunities presented by HNS and the prospect to create value for both SkyTerra’s and The DIRECTV Group’s shareholders. We look forward to partnering with DIRECTV in the venture,” said Andy Africk, partner of Apollo Management and a SkyTerra director.

The transaction, which is expected to close in the first half of 2005, is subject to certain regulatory approvals, receipt of financing and other closing conditions. The DIRECTV Group expects to report a non-cash pre-tax charge of approximately $200 million in the fourth quarter of 2004 related to this transaction.

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DIRECTV Group/SkyTerra Communications

The DIRECTV Group, Inc. (NYSE: DTV) is a world-leading provider of digital multichannel television entertainment, broadband satellite networks and services. The DIRECTV Group, Inc. is 34 percent owned by Fox Entertainment Group, which is approximately 82 percent owned by News Corporation. For more information please visit www.directv.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may contain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of the statements that include phrases such as we “expect,” “plan,” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the expected results expressed or implied by the relevant forward-looking statement.

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